Exhibit 99.(a)(1)(P)

Contact Information Screen

                                                Need Help? Phone: 1-408-720-6549

EMAIL:stockadmin@sst.com

Election Info

Contact Info

To contact the Silicon Storage Technology, Inc. Stock Option Administration Hotline

PHONE:                                          1-408-720-6549

EMAIL:                                                stockadmin@sst.com

All inquiries will be responded to by the end of the following business day.